Schedule 14A
(Rule 14a-101)
Information Required in Proxy Statement

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the registrant   X
Filed by a party other than the registrant
Check the appropriate box:
    Preliminary proxy statement
 X  Definitive proxy statement
    Definitive additional materials
    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           Old Second Bancorp, Inc.

               (Name of Registrant as Specified in Its Charter)

                 Stathy Darcy, Chapman and Cutler, 312/845-2992
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
 X   No Fee Required

     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

       (4) Proposed maximum aggregate value of transaction:

     Fee paid previously with preliminary materials.

     Check box if any part of this fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

        (2) Form, schedule or registration statement no.:

        (3) Filing party:

        (4) Date filed:
[FN]
Set forth the amount on which the filing fee is calculated and state how it was determined

                 Proxy for Annual Meeting of Stockholders
                           On March 10, 1998

                        Old Second Bancorp, Inc.
                            Aurora, Illinois

The undersigned hereby appoints Jesse Maberry, Townsend Way, Jr., and Clarence Ruddy, or any one of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on the 10th day of March 1998, at 11:00 a.m., Central Standard Time, and at any and all postponements or adjournments thereof:

(1)  Election of Directors.

For all nominees listed below (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed below

ABSTAIN

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Walter Alexander, William Meyer, Larry Schuster, William B. Skoglund, George Starmann III

(2) Ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants.

FOR

AGAINST

ABSTAIN

(3) In their discretion on such other matters as may properly come before the meeting or at any postponement or adjournment thereof.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED FOR DIRECTORS AND FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG, L.L.P. AS INDEPENDENT ACCOUNTANTS.

Dated ________________________________  _______________________________________

__________________________________________
Stockholder's Signature-please sign name exactly as imprinted below. (Do not print.)

PLEASE INDICATE ANY CHANGE OF ADDRESS

NOTE: Executors, administrators, trustees, and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

PLEASE DATE, SIGN, AND RETURN THIS PROXY

     Notice of Annual Meeting of Stockholders to be Held March 10, 1998

             To the Stockholders of Old Second Bancorp, Inc.

The Annual Meeting of Stockholders of Old Second Bancorp, Inc., will be held on Tuesday, March 10, 1998 at 11:00 a.m. at the Corporation's premises at 37 South River Street, Aurora, Illinois, for the following purposes:

     1. The election of five directors to serve for a term of three years each, the Board of Directors' nominees being listed in the Proxy Statement;

     2. The ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants for the fiscal year ended December 31, 1998; and

     3. The transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors of the Corporation has fixed the close of business on February 2, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and at any and all postponements or adjournments thereof.


                                   By Order of the Board of Directors
                                   /s/ James Benson

                                   James Benson
                                   Chairman and
                                   Chief Executive Officer

Aurora, Illinois
February 11, 1998

                          Your Vote is Important

Even if you plan to attend the meeting in person, please date, sign, and return your proxy in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

                    Old Second Bancorp, Inc.
   37 South River Street / Aurora, IL 60507 / (630) 892-0202

                        Proxy Statement

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Old Second Bancorp, Inc., a Delaware corporation (the "Corporation"), 37 South River Street, Aurora, Illinois 60507, of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on March 10, 1998 at 11:00 a.m., Central Standard Time, and at any and all postponements or adjournments thereof.

A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted: (i) for the election of the nominees for director named below; (ii) for the ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants for the fiscal year ended December 31, 1998; and (iii) in the discretion of the named proxies upon such other matters as may properly come before the meeting or at any postponement or adjournment thereof.

In order to be elected a director, a nominee must receive a plurality of the votes cast at the meeting for the election of directors. Since the five nominees receiving the largest number of affirmative votes will be elected, shares represented by proxies which are marked "withhold authority" or "abstain" will have no effect on the outcome of the election. Ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants requires the affirmative vote of at least a majority of the votes cast at the meeting on such matter. Shares represented by proxies which are marked "abstain" as to any such matter will be counted as votes cast, which will have the same effect as a negative vote on such matter. Proxies relating to "street name" shares which are not voted by brokers on one matter will be treated as shares present for purposes of determining the presence of a quorum but will not be treated as votes cast as to such matter not voted upon.

A copy of the Corporation's Annual Report for the fiscal year ended
December 31, 1997, which includes certified financial statements, has been previously mailed to you. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference.
This Proxy Statement was mailed to stockholders on or about February 11, 1998.


        Voting Securities and Principal Holders Thereof
Only holders of Common Stock of record at the close of business on February 2, 1998 will be entitled to vote at the Annual Meeting of Stockholders. At such date, the Corporation had outstanding 3,049,190 shares of Common Stock without par value. Each share of Common Stock entitled the holder to one vote upon each matter to be voted at the meeting.

To the best of the knowledge of the Corporation, no person, other than the persons shown below and the Trust Department of The Old Second National Bank of Aurora ("Old Second"), owned beneficially more than 5% of the outstanding voting securities of the Corporation as of December 31, 1997.

Name and Address                        Number and Percent
                                   of Shares Beneficially Owned
Old Second Bancorp, Inc.              248,630 shares (8.15%) of the
Profit Sharing Plan and Trust         Corporation's Common Stock
37 South River Street
Aurora, Illinois 60507


As of December 31, 1997, Old Second held in its Trust Department, in various fiduciary capacities (other than as trustee of the Corporation's Profit Sharing Plan and Trust) 364,652 shares of the Corporation's Common Stock (11.96% of the total outstanding shares). Old Second had full voting responsibility with respect to 201,697 of such shares (6.61% of the total outstanding shares) and no voting responsibility with respect to the remaining shares. Old Second had full investment power with respect to 134,736 shares (4.42% of the total outstanding shares) and shared investment power with respect to 229,916 shares (7.54% of the total outstanding shares).

The following table sets forth information as of December 31, 1997, with respect to the ownership of shares of the Corporation's Common Stock held by each director, director nominee, and each executive officer and all directors, director nominees, and executive officers of the Corporation as a group based upon information received from such persons. Beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest.


                                   Corporation Common Stock
                                       Beneficially Owned
Name                             Number of Shares       Percentage*
Walter Alexander                        17,392              0.57%
James Benson                            58,606              1.92%
Ronald J. Carlson                        9,220              0.30%
Marvin Fagel                             2,276              0.08%
Joanne Hansen                            1,312              0.04%
Kenneth Lindgren                        15,450              0.51%
Jesse Maberry                            4,705              0.16%
Gary McCarter                              691              0.02%
D. Chet McKee                            3,416              0.11%
William Meyer                           10,007              0.33%
Alan J. Rassi                            1,250              0.04%
Larry Schuster                          13,700              0.45%
William B. Skoglund                      7,823              0.26%
George Starmann III                      2,888              0.09%



All Directors, Director Nominees, and
Executive Officers as a group
(14 persons)                           148,736              4.88%


*Includes ownership of securities by spouse (even though any beneficial interest is disclaimed), and in the Corporation's Profit Sharing Plan and Trust and the Corporation's Salary Savings Plan.



                            Election of Directors
Under the Corporation's Certificate of Incorporation, the Board of Directors is divided into three classes, approximately equal in number. Each year the stockholders are asked to elect the member of a class for a term of three years. The five nominees named below have been recommended for election as directors for a term ending at the Annual Meeting in 2001 or until their successors are elected.

The Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any such nominees are not available for election, proxies may be voted for the election of other persons selected by the Board of Directors.

Alan J. Rassi resigned from the Board as of December 31, 1997. His term as director was to terminate in 1999. At this time, the Board has not nominated another person to take Mr. Rassi's place on the Board. The Board of Directors will consist of 13 members until such time as the Board determines to nominate another director to the Board. The Corporation acknowledges Mr. Rassi's long years of service and expresses appreciation for his significant contribution. Mr. Rassi's principal occupation is Vice President at Caterpillar, Inc., a construction equipment manufacturer, and he has served in such capacity since 1987.

                              Director Nominees

Name                   Age           Principal Occupation1,2

Walter Alexander        63           President, Alexander Lumber Co., lumber
                                     and building material sales (1976)

William Meyer           50           President, William F. Meyer Co., a
                                     wholesale plumbing supply company (1995)

Larry Schuster          57           Chairman, Westside Mechanical, Inc.,
                                     mechanical contractor (1990)

William B. Skoglund     47            Vice President and Assistant Secretary
                                      of the Corporation, President and CEO
                                      of Old Second (1992)

George Starmann III     54            Vice President of the Corporation,
                                      Executive Vice President and Senior
                                      Trust Officer of Old Second (1995)


1 Each director nominee has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated.

2 The date shown in parentheses refers to the year originally elected or appointed to the Board of Old Second or the Corporation. Pursuant to a reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.


                           Continuing Directors

Name                    Age           Principal Occupation1,2
James Benson3            67           Chairman of the Board and CEO of the
                                      Corporation (1971)

Ronald J. Carlson4       62            President, COO, CFO, and Secretary
                                       of the Corporation, Vice President and
                                       CFO of Old Second (1987)

Marvin Fagel3            50            President, Aurora Packing Company and
                                       Chairman of the Board and CEO, New
                                       City Packing Company, a meat packing
                                       company

Joanne Hansen3           57            President, Furnas Foundation, Inc., a
                                       charitable foundation (1993)

Kenneth Lindgren3        57            President, Daco Incorporated,
                                       contract manufacturer of machined
                                       components (1990)

Jesse Maberry3           54            Treasurer, Aurora Bearing Company,
                                       manufacturer of rod end and spherical
                                       bearings (1985)

Gary McCarter4           61            Vice President, Farmers Group, Inc.,
                                       an insurance company (1988)

D. Chet McKee4           58            President, Copley Memorial Hospital
                                       (1978)


1 Each director has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated, except for George Starmann III who prior to 1993 was Executive Vice President and Senior Trust Officer at BancOne, La Grange, Illinois.

2 The date shown in parentheses refers to the year originally elected or appointed to the Board of Old Second or the Corporation. Pursuant to a reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.

3 Serves as director until 1999.

4 Serves as director until 2000.


Walter Alexander, a director of the Corporation, is also a director of Wausau-Mosinee Paper Corporation, a corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the reporting requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940.

Upon attaining age 70, an elected director would assume the status of a Senior Director for a period of three years. Every Senior Director has a right to attend all Board of Director meetings and Board of Director Committee meetings to which they are appointed and to participate in all discussions during such meetings. However, a Senior Director does not have the right to vote on any matter.

The Board of Directors of the Corporation has established Audit and Nominating Committees, as well as other Committees, to assist it in the discharge of its responsibilities. The principal responsibilities of the Audit and Nominating Committees are described below. The members of each Committee serve on the respective Committees during the period between annual stockholders' meetings. The Corporation does not have a Compensation Committee, since compensation levels are determined by the Board of Directors of each subsidiary of the Corporation. The Corporation's executive officers also are executive officers of Old Second, and are compensated by Old Second rather than the Corporation; accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second.

The members of the Corporation's Audit Committee during 1997 were Messrs. Alexander, McCarter, McKee, and Fagel. Each year, such Committee recommends to the Board the appointment of a firm of independent accountants to examine the books of the Corporation. It reviews with representatives of the independent accountants the auditing arrangement and scope of the independent accountants' examination of the books, results of those audits, their fees, and any problems identified by the independent accountants regarding internal controls, together with their recommendations. The Committee also reviews with the Corporation's internal auditors any problems identified by them regarding internal controls and their recommendations. The Committee is also prepared to meet privately at any time at the request of the independent accountants, the internal auditors, or members of the Corporation's management to review any special situation arising on any of the above subjects. The Committee met seven times during 1997.

The members of the Corporation's Nominating Committee during 1997 were Messrs. Alexander, Benson, Carlson, Maberry, McKee, Rassi, Schuster, Skoglund, and Starmann. The Committee reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating Committee will consider suggestions from all sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Corporation. The Committee did not meet in 1997.

The Board of Directors of the Corporation held 12 meetings during 1997. Actions taken by any Committee of the Board are reported to the Board of Directors, usually at its next meeting. During 1997 all of the directors attended at least 75% of the aggregate of the Corporation's Board of Directors meetings and meetings of the Committees on which they served.

All persons who serve as directors of the Corporation also serve as directors of Old Second. No fees are paid by the Corporation to the directors in their capacity as directors of the Corporation, and no fees are paid by Old Second to inside directors in their capacity as directors of Old Second. During 1997, Old Second paid directors' fees to outside directors consisting of a $3,500 annual retainer fee, $250 for each Board of Director meeting attended, and $200 for each Committee meeting attended.

                             Executive Compensation
The following table sets forth information with respect to compensation paid for the fiscal years ended December 31, 1997, 1996, and 1995, to those persons who were at December 31, 1997: (i) the chief executive officer and
(ii) the other executive officers of the Corporation whose annual salary exceeded $100,000.

                          Summary Compensation Table


                        Annual Compensation        Long-Term Compensation

                                                 Awards

                                              Securities
Name and                                      Underlying    All Other
Principal Position     Year    Salary ($)1    Options(#)2   Compensation
James Benson           1997     $  96,410           -       $         0
Chairman and Chief     1996       102,034           -                 0
Executive Officer      1995       268,695         3,250          16,904
of the Corporation


Ronald J. Carlson      1997      $243,525         3,450         $14,683
President, Chief       1996       222,555         2,300          14,284
Operating Officer      1995       208,135         3,000          13,584
and Chief Financial
Officer and Secretary
of the Corporation
Vice President and
Chief Financial Officer
of Old Second


William B. Skoglund    1997      $191,235         3,300         $13,145
Vice President and     1996       172,550         2,200          12,490
Assistant Secretary    1995       156,565         2,750          11,611
of the Corporation
President and Chief
Executive Officer
of Old Second


George Starmann III    1997      $173,435         3,150         $11,951
Vice President of      1996       160,615         2,100          11,834
the Corporation        1995       149,465         2,500           9,446
Executive Vice
President and
Senior Trust Officer
of Old Second

1 Salary amounts for Mr. Benson include director fees received from the Corporation's subsidiaries in the amounts of $34,100, $28,150, and $15,900 for the years 1997, 1996, and 1995, respectively. Salary amounts for Mr. Carlson include director fees received from the Corporation's subsidiaries other than Old Second in the amounts of $21,000, $17,400, and $15,700 for the years 1997, 1996, and 1995, respectively. Salary amounts for Mr. Skogland include director fees received from the Corporation's subsidiary mortgage company of $1,800 for 1997.

2 Share amounts for 1995 have been restated for the five-for-four stock split effective June 1996.

3 The amounts shown for 1997 represent the contribution to (i) the Corporation's qualified Profit Sharing Plan and Trust in the amount of $8,400 each for Messrs. Carlson, Skoglund, and Starmann; (ii) the Corporation's Salary Savings Plan in the amounts of $3,000, $3,200, and $2,846 for Messrs. Carlson, Skoglund, and Starmann, respectively, as vested and accrued during 1997; and (iii) the Corporation's nonqualified Supplemental Executive Retirement Plan ("SERP") in the amounts of $3,283, $1,545, and $705 for Messrs. Carlson, Skoglund, and Starmann, respectively. No amounts were paid or distributed pursuant to the plans to the named individuals during 1997, 1996, or 1995.


                                Option Grants
The following table provides information about stock options granted during 1997 to the Named Executive Officers other than Mr. Benson, to whom no stock options were granted during the year.

                      Option Grants in Last Fiscal Year*

                                 Individual Grant       Potential Realizable
                       Pecent of                         Value at Assumed
                       Total Options                     Annual Rates of Stock
                       Granted to     Exercise           Price Appreciation
            Options    Employees in   Price   Expiration  for Option Term
Name        Granted(#) Fiscal Year   ($/Share)  Date      5%           10%

Ronald J. Carlson   3,450  24.60%      $60.50   12/08/07  $131,266  $332,654

William B. Skoglund 3,300  23.50%      $60.50   12/08/07   125,559   318,191

George Starmann III 3,150  22.40%      $60.50   12/08/07   119,852   303,727

*Messrs. Carlson, Skoglund, and Starmann received the 1997 options on December 9, 1997. One-third of the options granted vest and become exercisable on each of the first three anniversaries of their grant date.


          Compensation Committee Report on Executive Compensation
The Compensation Committee of the Board of Directors of Old Second has furnished the following report on executive compensation.

The Corporation's executive officers are also executive officers of Old Second and are compensated by Old Second (not the Corporation); accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second. The members of the Compensation Committee and Board of Directors of Old Second are Directors of both the Corporation and Old Second. The members of the Compensation Committee during 1997 were Walter Alexander, Gary McCarter, Alan Rassi, and William Meyer. Although the executive officers are compensated by Old Second and their compensation is determined by the Compensation Committee of Old Second, their scope of authority for management of the Corporation, as well as Old Second, is an important consideration by the Committee when establishing compensation.

               Compensation Philosophy and Overall Objectives
The Corporation's mission is to maximize stockholder value over the long term. To accomplish this mission, the Corporation has developed a comprehensive business strategy that emphasizes superior financial products and customer services. The Corporation believes its executive compensation program should motivate its executives to both individually and collectively take actions that support the attainment of this mission.

The program of executive compensation is intended to reflect the following stated executive compensation policies:

* The program of executive compensation should strengthen the relationship between pay and performance by providing compensation that is dependent upon the level of success in meeting specified Corporate goals.

* Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Corporation depends.

* Each program element should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities should allow the Corporation to maintain a stable, successful management team.

Competitive market data is provided by an independent compensation consultant. The data provided compares Old Second's compensation practices to banking institutions with similar asset size and employment levels.

The competitive market data used for compensation purposes differs from the companies which comprise the Custom Peer Group in the Performance Graph included in this proxy statement. The Compensation Committee believes that the Company's most direct competitors for executive talent reflects a broader group of companies than those included in the Custom Peer Group established for comparing shareholder returns.

                     Elements of Executive Compensation
                             (a) Base Salaries

Annually, the Compensation Committee reviews each executive's base salary. It is the Corporation's philosophy that base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team. The Compensation Committee of Old Second targets base salaries at market levels, though compensation may be adjusted above or below the median based on company performance. Initially, base salaries are determined by evaluating an executive's level of responsibility, prior experience, education, breadth of knowledge, internal performance objectives, and competitive compensation programs for senior executives at comparable banks.

Adjustments to base salaries are driven primarily by corporate performance measured primarily in terms of earnings per share, return on equity and assets, and enhancement of book value per share. When measuring individual performance, the Compensation Committee considers the executive's efforts in achieving established financial and business objectives, managing and developing employees, and enhancing long-term relationships with customers.

As reflected in the Summary Compensation Table, the Chief Executive Officer's (Mr. Benson's) salary changed from 1996. Mr. Benson's base salary increased at a comparable rate to increases for similar executives at other banks; however, the total dollar amount for 1997 actually decreased from 1996, due to vacation accruals paid out at the time of Mr. Benson's retirement as CEO of Old Second. In determining Mr. Benson's salary in 1997, the Compensation Committee considered Mr. Benson's continuing advisory role, his individual performance, and his long-term contributions to the success of the Corporation. Overall, salary increases for the three additional senior executives were at a rate comparable to the increases provided to similar executives at other banks, as shown by the survey data.

                              (b) Stock Options
To establish a link between compensation and management's performance in creating value for shareholders, top level management employees were granted stock options during 1997 pursuant to the Company's Long-Term Incentive Plan as approved by shareholders in 1994. To reinforce the Company's long-term perspective and to help retain valued executives, these options vest ratably over the three-year period following grant. Options are issued at the market value of Company shares on the date of grant, thus providing reward only for future stock price appreciation. Future grants of option awards are expected to be reviewed on an annual basis.

In 1997, Mr. Benson received no stock options. As detailed in the table on page 10, the other Named Executive Officers received stock option grants comparable to the long-term incentive opportunity granted to individuals with the same or similar position at various banks of similar size. The grants are similar in size to the option shares that were granted in the previous fiscal year. The Compensation Committee has determined that the compensation opportunities should reflect overall Corporate and individual achievement, as well as competitive compensation practices.

           (c) Benefits, Qualified Savings Plans, and Perquisites
Benefits offered to key executives serve a different purpose than does base salary and other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits.

The Corporation offers eligible employees three tax-qualified retirement plans: a 401(k) savings plan, a profit sharing plan, and a pension plan. The pension plan targets a 50% pay replacement, integrated with the participant's social security benefits, at normal retirement age following a full career of service. The 401(k) savings program authorizes a maximum voluntary salary deferral of up to 10% (with a partial company match), subject to statutory limitations. The profit sharing arrangement provides an annual discretionary contribution to the retirement account of each employee based in part on the bank's profitability in a given year, and on each participant's annual compensation. Excluding employees of nonbanking subsidiaries who participate in the 401(k) plan only, participation in these plans is likewise offered to the general employee population of full-time salaried and regular part-time employees. Benefits under these plans, taken as a whole, are competitive with comparable banks and bank holding companies.

            Policy With Respect to the $1 Million Deduction Limit
Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this tax code provision and has determined that it is unlikely to affect the deductibility of compensation paid to executive officers.

                               Conclusion
The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of stockholders and the Corporation. The Compensation Committee believes these policies motivate executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit.

         Compensation Committee of the Board of Directors of Old Second Mr. Walter Alexander
Mr. Gary McCarter
Mr. Alan Rassi
Mr. William Meyer

                             Employment Agreements
Effective January 2, 1996, Mr. Benson retired as CEO of Old Second. However, during 1996 and 1997, Mr. Benson continued in his position as Chairman of the Board of the Corporation and retained the title of CEO of the Corporation. The initial term of Mr. Benson's agreement was for one year, but was extended for 1997 as decided by the Board of Directors. As determined at the Board of Directors meeting on December 9, 1997, Mr. Benson will continue in his position as Chairman of the Board and CEO of the Corporation for 1998. As in 1996 and 1997, Mr. Benson will continue to serve on the Board Committees of banks in the holding company, will participate in exit interviews with regulatory examiners, and will be available to bank management as a consultant. In exchange for these and other services to be performed during fiscal 1998, Mr. Benson will receive a fee of $72,000.

On January 1, 1997, Messrs. Carlson, Skoglund, and Starmann entered into Compensation and Benefits Assurance Agreements (the "Agreements") with the Corporation. The initial terms of the Agreements were for one year, through December 31, 1997, but are automatically extended for successive one-year periods, unless earlier terminated by either the executive or the Corporation, in accordance with the applicable provisions thereof. The Agreements provide for lump-sum payments of severance benefits in the amount of two times base salary for each executive in the event of a "Change in Control" (as defined in the Agreements) of the Corporation or Old Second and a qualifying termination of employment two years following a Change in Control. A qualifying termination includes an involuntary termination without cause or a constructive termination. Each executive would also receive two years' continuation of welfare benefits, one year of outplacement services, accelerated vesting of stock options or other incentive awards, plus any additional payment necessary to make the executive whole for any excise taxes that may be imposed. The Agreements also provide that upon termination of employment with Old Second, each executive agrees to not disclose or otherwise make known any confidential or proprietary information relating to the Corporation or Old Second for a period of 24 months from the termination date.

Comparison of Five-Year Cumulative Total Return*
Old Second Bancorp, Inc.; S&P 500; and Custom Peer Group

                  (Graph presented here.)

Date              Old Second              S&P 500      Custom Peer Group
December 1992      $100.00                $100.00           $100.00
December 1993      $133.14                $110.03           $124.97
December 1994      $139.61                $111.53           $127.54
December 1995      $160.74                $153.30           $153.48
December 1996      $185.94                $188.40           $164.79
December 1997      $287.76                $251.17           $297.31

*Total return assumes reinvestment of dividends on a quarterly basis.

The above graph represents the five-year cumulative total stockholder return for the Corporation, the S&P 500 Composite Index, and the Custom Peer Group. The companies in the Custom Peer Group are: First Oak Brook Bancshares Inc.; Heritage Financial Services Inc.; Merchants Bancorp Inc.; Northern States Financial Corporation; Pinnacle Banc Group Inc.; and Princeton National Bancorp Inc.

                              Pension Plan
Excluding employees of nonbanking subsidiaries, all full-time salaried and regular part-time employees who have completed one year of service are eligible for participation in the Corporation's Pension Plan and the remuneration credited each participant includes all direct salaries and wages paid. Generally speaking, retirement benefits are based on final average monthly earnings during the highest five consecutive years of employment during the last ten years before retirement and integrates with a portion of the Primary Social Security Benefit payable to the participant. A participant receives monthly the amount calculated under the following formula: the monthly average of the 60 highest paid consecutive months out of the final ten years of employment times the sum of (i) 1-2/3% times the number of years of credited service up to a maximum of 30, and (ii) 1/2% times each year of credited service over 30 years; less one-half the Primary Social Security Benefit payable to the participant. The following table illustrates the annual amount of retirement income available under both the Corporation's Pension Plan and SERP (after deducting 1/2 of the social security benefit, but without limiting the retirement benefits for the single plan defined benefit limit of Section 415(c), for the combined plan Section 415 limits, and for the includable compensation limitation of Section 401(a)(17) of the Internal Revenue Code (the "Code")) from such plan for a person 65 years of age in specified average earnings and years of service classification. The SERP restores benefits lost under the Pension Plan due to the limits imposed under Sections 401(a)(17) and 415 of the Code. The objective of the SERP is to permit those employees who are affected by the limitations of Code Sections 401(a)(17) and 415 to receive the same benefit they would have received under the Pension Plan but for the limitations imposed by the Code.

In certain cases, a participant's actual benefit may be less than that provided below:


Covered                         Years of Service
Compensation      15          20          25        30       35      40
$  15,000     $  2,250    $  3,000   $  3,750  $  4,500 $  5,250  $  6,000
   25,000        3,750       5,000      6,250     7,500    8,750    10,000
   35,000        5,456       7,275      9,093    10,912   12,250    14,000
   50,000        8,771      11,695     14,618    17,542   18,792    20,042
   75,000       14,724      19,632     24,540    29,448   31,323    33,198
  100,000       20,974      27,965     34,957    41,948   44,448    46,948
  125,000       27,224      36,299     45,373    54,448   57,573    60,698
  150,000       33,474      44,632     55,790    66,948   70,698    74,448
  175,000       39,724      52,965     66,207    79,448   83,823    88,198
  200,000       45,974      61,299     76,623    91,948   96,948   101,948
  225,000       52,224      69,632     87,040   104,448  110,073   115,698
  250,000       58,474      77,965     97,457   116,948  123,198   129,448
  275,000       64,724      86,299    107,873   129,448  136,323   143,198
  300,000       70,974      94,632    118,290   141,948  149,448   156,948


Covered compensation under the qualified and nonqualified pension formulas and the respective years of credited service as of December 31, 1997 for the executive officers named in the cash compensation table are as follows: James Benson, $250,000 (38 years); Ronald J. Carlson, $222,525 (18 years); William
B. Skoglund, $189,435 (25 years); and George Starmann III, $173,435 (4 years).


        Compensation Committee Interlocks and Insider Participation Directors, director nominees, and executive officers of the Corporation and their associates were customers of, and had transactions with, the Corporation and its subsidiaries in the ordinary course of business during 1997. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loans, transactions in repurchase agreements and certificates of deposit, and depository relationships, in the opinion of management, were made on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the time for comparable transactions with other persons and in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             Independent Accountants
Ernst & Young, L.L.P. ("Ernst & Young") has been selected by the Corporation to be the Corporation's independent accountants for the fiscal year ended December 31, 1998. The Board of Directors will propose the adoption of a resolution at the Annual Meeting ratifying and approving the selection of Ernst & Young. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to the appropriate questions.

The Board of Directors recommends that the stockholders vote FOR the above proposal.

                               Stockholder Proposals
Proposals of stockholders to be included in the Corporation's Proxy Statement for the March 1999 Annual Meeting of Stockholders must be received by the Corporation at its executive office no later than October 2, 1998.

                                    General
The cost of this proxy solicitation will be borne by the Corporation. Solicitation will be made primarily through the use of the mail, but officers, directors, or regular employees of the Corporation may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, the Corporation will reimburse brokerage houses and other custodians, nominees, or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owner of such shares.

As of the date of this Proxy Statement, management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.


                                    By Order of the Board of Directors

                                     /s/ James Benson

                                     James Benson
                                     Chairman and
                                     Chief Executive Officer

Aurora, Illinois
February 11, 1998